Exhibit 99.1

FOR IMMEDIATE RELEASE

PROLIANCE INTERNATIONAL REPORTS FIRST QUARTER 2008 RESULTS

Seasonal Operating Loss Reduced Despite Impact of Tornadoes on a Key Facility

NEW HAVEN, CT, May 12, 2008 – Proliance International, Inc. (AMEX:PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, today announced results for the first quarter ended March 31, 2008.

“Despite an unusually challenging quarter related to the Southaven tornadoes, Proliance generated results in line with our previously announced plans for achieving operating income in the range of $20 million for the full year 2008, excluding one-time costs related to Southaven and expenses connected with amendments to our credit facility,” said Charles E. Johnson, President and CEO. “We continue to be on track to meet all the earnings covenants contained in our credit agreement, and to eliminate our borrowing base over-advance by May 31, 2008, as required by our credit agreement.”

Net sales were $76.5 million compared with $91.9 million in the year-ago quarter, primarily due to the impact of the February 5, 2008 tornadoes that destroyed the Company’s Southaven, Mississippi distribution facility. Excluding this loss of sales, the Company believes total net sales would have been approximately level with the year ago quarter as higher sales in Europe and Domestic sales to new customers, including stocking orders, offset lower average selling prices related to the change in automotive and light truck product distribution from Company owned branches to third party distributors.

Due to the Company’s continuing program to reduce manufacturing costs and sharply lower selling, general and administrative expenses, in addition to some one-time items, the loss from operations in this seasonally weak period improved to $1.9 million, from $3.5 million a year ago. After higher interest expenses and debt extinguishment costs, the Company reported a net loss of $6.2 million, or $0.40 per basic and diluted share, compared to a net loss of $6.3 million, or $0.42 per basic and diluted share, for the first quarter of 2007.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) improved $0.8 million, to ($0.7) million in the first quarter of 2008, from ($1.5) million in the year ago quarter. Adjusted EBITDA excludes the estimated impact on lost sales and costs net of insurance recovery and gain on assets converted as a result of the Southaven tornadoes and also excludes one-time items associated with the sale of the Emporia, Kansas facility and restructuring costs.

Adjusted EBITDA and related measures above constitute “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company for the three months ended March 31, 2008 and 2007. A separate tabular presentation of this information is provided herein, to indicate how the non-GAAP financial measure was determined.

Commentary & Outlook

“Our program to enhance manufacturing efficiency and drive down costs continued to pay off in the first quarter, as was demonstrated in our performance for the second half of last year,” Mr. Johnson said. “In addition, first quarter International sales were up 17% over the year ago period. Domestic automotive and light truck temperature control product sales were also ahead of last year’s first quarter.”

“As a result, we were able to overcome pressures from a weakening economy, a competitive marketplace and higher fuel costs, as well as the Southaven event. Besides the operational problems caused by the damaged facility, the event also caused an over advance with our lender, which we have been addressing through an intensive effort with our insurance company to secure critical insurance advances.”

“Looking forward, Proliance remains focused on taking the necessary steps to strengthen our competitive market position by lowering product and overhead related expenses and building strategic relationships with our customers. Indeed, our Associates have done an outstanding job helping our business get back on track and resuming shipments from our interim facility in Southaven.”

First Quarter Financial Analysis

Domestic sales for the first quarter of 2008 amounted to $49.7 million, compared to $69.0 million a year ago. The majority of this reduction was due to the Southaven event as the Company temporarily curtailed shipments from its main radiator and heater warehouse facility while it worked to assess the damage and open an interim location from which it is now operating. Customer order fill rates continue to improve with the arrival of replacement inventories and the Company expects to be shipping from a new permanent facility by the end of June. The balance of the sales reduction was primarily due to the closure of 58 direct selling branches since December 31, 2006, partially offset by sales to new customers, including related stocking orders. This resulted in lower average selling prices and margins, but higher operating profit due to lower branch-related expenses.

Year over year, International sales rose $3.9 million to $26.8 million. The increase reflected demand for heavy duty marine products due to worldwide growth in the shipping industry, and a $2.3 million exchange rate benefit caused by weakness in the U.S. dollar compared to the Euro.

Gross margin was $11.1 million, or 14.5% of net sales, versus $17.4 million, or 18.9%, a year ago. The decline was primarily due to the impact of the Southaven tornadoes on sales and changes in the Company’s domestic branch distribution strategy. This was partially offset by the successful and ongoing program to reduce manufacturing costs through product innovations and production efficiencies.

SG&A declined $7.8 million to $12.8 million, or 16.8% of net sales, compared to $20.6 million, or 22.4% of net sales, in the prior year. This decline reflected lower administrative and branch operating costs as a result of restructuring actions taken by the Company in 2007 and the first quarter of 2008. These resulted from a reduction in the number of branch locations from 94 at December 31, 2006 to 36 at March 31, 2008 and from additional overhead reductions.

SG&A included a $1.5 million gain on the sale of an unused facility in Emporia, Kansas; a $2.7 million insurance recovery, which includes partial reimbursement for lost margin on a portion of the inventory damaged by the Southaven tornadoes; and $0.6 million in expenses related to the Southaven event.

Insurance Recovery

The Company continues to work with its insurance company through the claims process and expects to receive additional advances. The current insurance receivable balance for the most part does not include recovery for claims for business interruption and certain Southaven event related expenses that are currently still under review by the insurance company .

Proliance received a $10 million advance in February 2008, another $11 million in April 2008, and anticipates receiving a third advance by May 31, 2008. The Company’s insurance policy covers losses of property and from business interruption up to $80 million, which the Company believes should provide more than sufficient coverage with respect to the damages arising from the Southaven casualty.

Conference Call

Proliance will host a conference call today at 9:00 AM ET with Charles E. Johnson, President and CEO, and Arlen F. Henock, CFO, to discuss the results for the first quarter ended March 31, 2008. The call will be accessible live via a webcast on the home page of the Company’s website at www.pliii.com or at http://www.investorcalendar.com/IC/CEPage.asp?ID=129601. A webcast replay will be available shortly thereafter.

About Proliance International, Inc.

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Forward Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact

Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Net sales	$76,540	$91,938
Cost of sales	65,458	74,580
Gross margin	11,082	17,358
Selling, general and administrative expenses	12,831	20,589
Restructuring charges	172	275
Operating loss from operations	(1,921)	(3,506)
Interest expense	3,736	2,681
Debt extinguishment costs	576	—
Loss from operations before taxes	(6,233)	(6,187)
Income tax (benefit) provision	(57)	145
Net loss	$(6,176)	$(6,332)
Basic and diluted net loss per share:	$(0.40)	$(0.42)
Weighted average common shares – basic and diluted	15,730	15,259

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Cash and cash equivalents	$3,198	$476
Accounts receivable, net	60,303	60,153
Inventories, net	87,756	106,756
Other current assets	27,283	7,645
Net property, plant and equipment	20,237	21,164
Other assets	18,927	12,699
Total assets	$217,704	$208,893
Accounts payable	$58,848	$48,412
Accrued liabilities	23,245	24,649
Total debt	68,972	67,453
Other long-term liabilities	5,283	5,353
Stockholders’ equity	61,356	63,026
Total liabilities and stockholders’ equity	$217,704	$208,893

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

(in thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
SEGMENT DATA:
Net sales:
Domestic	$49,717	$69,041
International	26,823	22,897
Total net sales	$76,540	$91,938
Operating (loss) income from operations:
Domestic	$(1,690)	$(347)
Restructuring charges	(172)	(260)
Domestic total	(1,862)	(607)
International	62	(108)
Restructuring charges	—	(15)
International total	62	(123)
Corporate expenses	(121)	(2,776)
Total operating loss from operations	$(1,921)	$(3,506)
NET CAPITAL EXPENDITURES	$1,437	$330

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

NON-GAAP FINANCIAL MEASURE – ADJUSTED EBITDA - EBITDA BEFORE RESTRUCTURING, GAIN ON SALE OF BUILDING AND ESTIMATED OPERATING LOSS FROM TORNADO

	Three Months Ended March 31,
	2008	2007
Operating (loss)	$(1,921)	$(3,506)
Depreciation and amortization(a)	2,080	1,774
EBITDA	159	(1,732)
Restructuring charges	172	275
Gain on sale of building	(1,538)	—
Estimated operating loss from tornado(b)	502	—
Adjusted EBITDA(c)	$(705)	$(1,457)
(a)	Depreciation and amortization does not include amortization of deferred debt costs that are classified as interest expense.
(b)

Company’s estimated operating loss from tornado includes margin less related expenses on lost sales, costs net of insurance recovery and gains from asset conversions in the quarter due to the February 5 tornado damage to the Southaven, Mississippi distribution facility.

(c)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) less restructuring charges, gain on sale of building and estimated operating loss from the tornado (Adjusted EBITDA), constitutes “non-GAAP financial measures” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three months ended March 31, 2008 and 2007.

END